Exhibit 99.1

Saba Announces Fourth Quarter and Record Fiscal Year 2011 Results

•	Record total bookings of $125.4 million in fiscal year 2011, up 13% year-over-year

•	Record deferred revenue of $45.8 million at the end of fiscal year 2011, up 24% year-over-year

•	Annual contract value of new SaaS bookings grew 276% in the fourth quarter of 2011 and grew 210% in fiscal year 2011 over the respective year ago periods

•	SaaS revenue grew 59% in the fourth quarter of fiscal year 2011 and 33% in fiscal year 2011 over the respective year ago periods

•	Added 153 new enterprise customers in fiscal year 2011; 40 in the fourth quarter

Redwood Shores, Calif., July 20, 2011 – Saba (NASDAQ: SABA), the premier People Cloud provider, today reported financial results for its fourth quarter and fiscal year ended May 31, 2011.

“We grew our SaaS bookings 276% and SaaS revenue 59% in the fourth quarter of fiscal year 2011. We now have one of the fastest growing SaaS businesses among public companies,” said Bobby Yazdani, Chairman and CEO of Saba. “We signed four of the five largest transactions in our history during the fiscal year, with all four customers selecting Saba People Cloud Applications. The transformation of our business to SaaS from license is well ahead of plan. I want to take this opportunity to thank the Saba team for all their hard work and dedication, and congratulate them on their success in enabling Saba to become a world-class SaaS company.”

SaaS revenue steadily increased during fiscal year 2011, growing 8% in the first quarter, 19% in the second quarter, 42% in the third quarter, and 59% in the fourth quarter over the respective year-ago periods. Nine of our 12 largest deals in the fourth quarter were for SaaS offerings. The number of new SaaS transactions over $50,000 increased almost three-fold in fiscal year 2011 over fiscal year 2010.

Results for the Fourth Quarter and Fiscal Year 2011

Revenues: Total GAAP revenues were $29.9 million in the fourth quarter of fiscal year 2011, up 1% from $29.6 million in the same quarter last year. Total Non-GAAP revenues in the fourth quarter of fiscal year 2011 were $30.0 million, up 1%, compared to $29.6 million in the same quarter last year. Non-GAAP revenues reflect the exclusion of the fair value adjustments to deferred revenue due to acquisitions.

For fiscal year 2011, total GAAP revenues increased to $116.7 million from $109.6 million in the year ago period. Total Non-GAAP revenues for fiscal year 2011 increased 7% to $116.7 million from $109.6 million in the year ago period.

Deferred Revenue: Total deferred revenue increased to a record $45.8 million at the end of the fourth quarter of 2011, growing 24% year-over-year and 8% sequentially.

Fourth Quarter Investments: During the fourth quarter, we accelerated our investments in a number of key areas by approximately $2.0 million or $0.07 per share to support our fiscal year 2012 growth initiatives. Areas of investment included:

•	Sales Force Expansion — added country managers in Canada, India, and China and continued expansion of sales capacity and management in existing and new markets

•	International Expansion — launched our operations in China and grew our operations in Latin America and Asia Pacific

•

Cloud Operations — invested in our global cloud operations in preparation for the major release of our new People Cloud Applications which is planned for this Fall and invested in a number of new technological innovations that are planned to be released throughout fiscal year 2012. We also added key executives to run our Cloud business including Shawn Farshchi as Executive Vice President and Chief Operating Officer and Daniel Lipkin, Vice President of Technology

•	Acquisitions — closed our acquisition of two leading testing and assessment software companies

Earnings (Loss) per Share: GAAP loss per share was $0.17 in the fourth quarter of fiscal year 2011 compared to fully diluted earnings per share of $0.03 in the same period last year. Non-GAAP loss per share was $0.10 in the fourth quarter of fiscal year 2011 compared to non-GAAP fully diluted earnings per share of $0.08 in the fourth quarter of last year.

For fiscal year 2011, GAAP loss per share was $0.26 compared to fully diluted earnings per share of $0.09 in fiscal year 2010. Non-GAAP loss per share was $0.02 in fiscal year 2011 compared to non-GAAP fully diluted earnings per share of $0.29 in fiscal year 2010.

Our non-GAAP results are calculated by adjusting GAAP results for the impact of certain items including (i) non-cash amortization of intangibles, (ii) non-cash charges related to share-based compensation expenses, (iii) non-operating reorganization costs, (iv) fair value adjustments to deferred revenue due to acquisitions and (v) other acquisition related costs for legal and accounting services. A reconciliation of GAAP to non-GAAP results is included in the financial statements accompanying this press release.

Cash: Cash flow from operations was $4.0 million in fiscal year 2011, and cash and cash equivalents at May 31, 2011 were $25.9 million.

Share Repurchase: The Company repurchased 243,648 shares of common stock during the quarter for $2.3 million, bringing the total number of shares repurchased under its share repurchase program to 777,291 shares for an aggregate purchase price of approximately $5.5 million. The Company now has approximately $4.5 million remaining under the repurchase program.

Customers: We added 40 new enterprise customers in the quarter including Fiat/Chrysler, Shire Pharmaceuticals, Fitch Ratings, and Kumon Institute of Education.

In addition, we expanded our footprint with a number of our existing customers in the quarter including W.W. Grainger, Five Guys, Union Bank, Bio-Rad, Novartis, France Telecom, and Kronos.

Partners: We added 14 partners in the fourth quarter including Aon/Hewitt, Satyam, and British Telecom. We have signed 36 new partners in fiscal year 2011 bringing our total number of partners to 107. Our partners once again contributed over 50% of our new business in the quarter.

Acquisitions: We acquired Pedagogue Solutions and Comartis, two leading software companies in the testing and assessment market. These companies provide the foundation of our new Testing and Assessment offering. “The ability to test and assess skill levels and learning effectiveness is an essential element of any learning management system,” said Bobby Yazdani, Chairman and CEO of Saba. “Organizations need to understand how effectively their people are trained and whether the imparted knowledge and developed skills are being successfully applied. In addition, our new testing and assessment offerings broaden our market opportunities beyond the traditional talent management space.”

Business Outlook

The following statements are based on current expectations as of the date of this release. These statements are forward-looking, and actual results may differ materially. Saba does not undertake any obligations to update these forward-looking statements.

For fiscal year 2012, ending May 31, 2012, we are forecasting total revenues in the range of $130 million to $133 million. We are forecasting total bookings to grow approximately 16% to 18% in fiscal year 2012 over fiscal year 2011 with SaaS bookings growth in excess of 110% in fiscal year 2012 over fiscal year 2011.

We expect our operating income in fiscal year 2012 to be impacted by our recent success in selling multi-hundred thousand subscribers on the Cloud. As part of the adoption of Financial Accounting Standards Board standard for multiple-element revenue arrangements, ASU 2009-13, for certain transactions, we are required to recognize a portion of the respective professional services revenue ratably over the life of the contract while incurring the professional services expense upfront. We estimate this to negatively impact our earnings per share by $0.06 to $0.08 in fiscal year 2012.

As such, we are forecasting GAAP net loss to range from $0.39 to $0.45 per share and non-GAAP net loss to range from $0.17 to $0.23 per share.

Fiscal year 2012 non-GAAP outlook excludes non-cash amortization of intangibles, charges related to stock-based compensation expenses and the impact to revenue for fair value adjustments to deferred revenue due to acquisitions.

Accounting Changes

As previously disclosed, beginning with the third quarter of fiscal year 2011, Saba adopted Financial Accounting Standards Board standard for multiple-element revenue arrangements, ASU 2009-13 for applicable arrangements entered into or materially modified beginning June 1, 2010 (the beginning of the Company’s fiscal year). ASU 2009-13 allows for separate revenue recognition for professional services, with stand-alone value, performed for cloud customers. Professional services revenue for cloud contracts are now recognized as delivered, providing all other revenue recognition criteria are met, rather than being recognized over the life of the cloud contract, as in periods prior to June 1, 2010.

Saba also changed its accounting policy for sales commissions related to cloud transactions from expensing as incurred to capitalizing commissions and expensing them ratably over the life of the contract. This change in commission accounting more closely aligns the expense recognition for cloud transactions with the time period in which revenue is recognized and conforms to prevailing industry practice.

Please refer to the attached tables for the impact of these changes on current and prior period results. You can also visit our website at http://investor.saba.com to view the updated balance sheet and income statement for fiscal year 2010 and the first three quarters of fiscal year 2011.

Call

Saba will host a teleconference call and live webcast on Wednesday, July 20, 2011 commencing at 2:00 p.m. Pacific Time to discuss its financial results. To join the call, please dial +1.800.553.0326 or +1.612.332.0632. The access code for the conference call is 207272. To listen to the live webcast, please go to the Investor Relations page of the Saba web site at http://investor.saba.com and click on the Live Webcast icon.

A replay of the conference call will be available shortly after its conclusion. The replay dial-in number is +1.800.475.6701 or +1.320.365.3844. The access code for the conference call replay is 207272. The replay can also be accessed from the Investor Relations page of the Saba web site at http://investor.saba.com and will be available through August 20, 2011.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation: statements regarding Saba’s business outlook, including expected total revenues, anticipated GAAP and non-GAAP net loss per share, projected total bookings and SaaS bookings growth and the expected per share impact associated with incurring certain professional services expenses in advance of associated professional services revenue, Saba’s ability to timely make generally available, if at all, the Fall release of Saba People Cloud Applications and other technical innovations throughout fiscal year 2012, Saba’s expectations regarding the growth in its SaaS business and continued customer adoption of its SaaS offerings and the expected benefits to Saba of its recent acquisitions of two testing and assessment businesses. Saba’s actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties Saba faces that could cause results to differ materially include risks associated with: dependence on growth of the markets for Saba’s products, fluctuations in Saba’s quarterly results, variability in the mix of Saba’s license, subscription and professional services revenues and bookings, dependence on acceptance of Saba’s products by customers and channel partners, the success of Saba’s alliances and partnerships, fluctuation in customer spending, any changes in the length of Saba’s sales cycle, new product offerings or pricing changes introduced by our competitors, technological changes that could make our products less attractive to customers or require new product development investments, dependence on new product introductions and enhancements in order to meet the changing needs of our customers and markets, and potential software defects. Readers should also refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2010, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Non-GAAP Financial Information

Saba has provided its non-GAAP net income and net income per share data in this press release as additional information for investors. This measure is not in accordance with, or an alternative to, generally accepted accounting principles (“GAAP”), and is intended to supplement GAAP financial information, and may be different from non-GAAP measures used by other companies. Other non-GAAP measures provided by the Company in this press release include bookings, defined as total revenues plus the change in total deferred revenue, and annual contract value, defined as the amount of a transaction generally recognized within a twelve month period.

Saba believes that the presentation of non-GAAP financial measures provides useful information to investors regarding its results of operations. Saba believes it also provides an alternative method of assessing Saba’s operating results that Saba believes is focused on its core on-going operations and may allow investors to perform additional meaningful period-to-period comparisons of its operating results. In addition, Saba’s management team uses these measures for reviewing its financial results, and for budget and planning purposes.

About Saba

Saba (NASDAQ:SABA) provides a unified set of People Cloud Applications including enterprise learning, talent management and collaboration solutions delivered through the Saba People Cloud. Today’s people-driven enterprises are using Saba’s solutions to mobilize and engage people around new strategies and initiatives, align and connect people to accelerate the flow of business, and cultivate, capture, and share individual and collective knowhow to effectively compete and succeed.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Saba’s solutions are underpinned by global services capabilities and partnerships encompassing strategic consulting, comprehensive implementation services, and ongoing worldwide support.

Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791. SABA, the Saba logo, Saba Centra, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Saba Software, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended May 31,		Twelve months ended May 31,
	2011	2010	2011	2010
		As Adjusted (a)		As Adjusted (a)
Revenues:
Subscription	$17,301	$14,866	$64,539	$57,312
License	3,931	6,962	18,189	24,541
Professional services	8,695	7,789	33,929	27,717

Total revenues	29,927	29,617	116,657	109,570

Cost of revenues:
Cost of subscription	4,204	4,173	16,089	16,439
Cost of license	222	300	946	897
Cost of professional services	7,070	5,057	25,186	19,477
Amortization of acquired developed technology	13	295	798	1,178

Total cost of revenues	11,509	9,825	43,019	37,991

Gross profit	18,418	19,792	73,638	71,579

Operating expenses:
Research and development	5,105	4,232	18,494	17,787
Sales and marketing	12,773	10,361	43,705	33,533
General and administrative	4,289	3,485	14,982	14,470
Restructuring	—	—	—	(38)
Amortization of purchased intangible assets	618	634	2,508	2,538

Total operating expenses	22,785	18,712	79,689	68,290

Income (loss) from operations	(4,367)	1,080	(6,051)	3,289
Interest and other income (expense), net	(198)	138	(454)	123
Interest expense	(5)	(1)	(5)	(7)

Income (loss) before provision for income taxes	(4,570)	1,217	(6,510)	3,405
(Provision for) benefit from income taxes	(190)	(443)	(753)	(640)

Net income (loss)	$(4,760)	$774	$(7,263)	$2,765

Basic net income (loss) per share	$(0.17)	$0.03	$(0.26)	$0.10

Diluted net income (loss) per share	$(0.17)	$0.03	$(0.26)	$0.09

Shares used in computing net income (loss) per share:
Basic	28,248	28,048	28,214	28,263

Diluted	28,248	29,324	28,214	29,293

Share-based compensation expense includes:
Cost of revenues
Cost of subscription	$47	$51	$201	$168
Cost of professional services	38	57	202	154

Total Cost of revenues	85	108	403	322

Research and development	95	119	437	393
Sales and marketing	211	170	883	479
General and administrative	351	244	1231	714

(a)	Certain prior period amounts have been adjusted for the retrospective change in accounting principle for commission accounting. See the following section “Impact for Commissions and Revenue Adjustments on Condensed Consolidated Financial Statements” for the effects of the adjustments.

Saba Software, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	May 31, 2011	May 31, 2010
	(unaudited)	As Adjusted (a)
ASSETS
Current assets:
Cash and cash equivalents	$25,940	$32,002
Restricted cash	—	20
Accounts receivable, net	27,676	23,352
Prepaid expenses and other current assets	3,411	2,113

Total current assets	57,027	57,487
Property and equipment, net	3,146	3,178
Goodwill	41,469	36,095
Purchased intangible assets, net	8,722	5,027
Restricted cash	437	260
Other assets	2,774	1,921

Total assets	$113,575	$103,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,886	$3,218
Accrued compensation and related expenses	8,008	8,069
Accrued expenses	5,330	2,746
Deferred revenue	42,513	34,435
Lease obligations	1,219	450

Total current liabilities	62,956	48,918

Deferred revenue	3,270	2,559
Other long-term liabilities	3,861	1,156
Accrued rent	65	1,785

Total liabilities	70,152	54,418

Stockholders’ equity:
Common stock	29	29
Additional paid-in capital	261,900	255,938
Treasury stock	(5,701)	(328)
Accumulated deficit	(213,075)	(205,812)
Accumulated other comprehensive loss	270	(277)

Total stockholders’ equity	43,423	49,550

Total liabilities and stockholders’ equity	$113,575	$103,968

(a)	Certain prior period amounts have been adjusted for the retrospective change in accounting principle for commission accounting. See the following section “Impact for Commissions and Revenue Adjustments on Condensed Consolidated Financial Statements” for the effects of the adjustments.

Saba Software, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Twelve months ended May 31,
	2011	2010
Operating activities:
Net income (loss)	$(7,263)	$2,765
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,150	2,386
Amortization of purchased intangible assets	3,306	3,716
Share-based compensation	2,954	1,908
Stock option excess income tax benefit	—	(18)
Loss on disposal of property and equipment	(13)	(67)
Changes in operating assets and liabilities:
Accounts receivable	(2,768)	(3,956)
Prepaid expense and other current assets	(1,098)	597
Other assets	(22)	(272)
Accounts payable	2,416	606
Accrued compensation and related expenses	(687)	2,460
Accrued expenses	(599)	(236)
Deferred revenue	6,878	2,377
Restricted cash	(146)	—
Accrued rent	(1,144)	(521)

Net cash provided by operating activities	3,965	11,745

Investing activities:
Purchases of property and equipment	(1,831)	(770)
Purchases of investments, net	—	(22)
Cost of acquisitions, net of cash acquired	(7,077)	—

Net cash used in investing activities	(8,908)	(792)

Financing activities:
Proceeds from issuance of common stock under stock plans	3,289	870
Stock option excess income tax benefit	—	18
Repurchase of common stock	(5,374)	(4,942)
Repurchase of stock to satisfy employee tax withholding obligations	(279)	(140)
Repayments of borrowings under credit facility	—	(232)
Repayments of note payable	—	(22)

Net cash used in financing activities	(2,364)	(4,448)

Effect of exchange rate changes on cash and cash equivalents	1,245	(481)

(Decrease) increase in cash and equivalents	(6,062)	6,024
Cash and cash equivalents, beginning of period	32,002	25,978

Cash and cash equivalents, end of period	$25,940	$32,002

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share data)

(unaudited)

The following table reflects Saba’s non-GAAP results reconciled to GAAP results as included in this release.

	Three months ended May 31,		Twelve months ended May 31,
	2011	2010	2011	2010
				As Adjusted (a)
Reconciliation of GAAP to non-GAAP net income (loss):

GAAP net income (loss)	$(4,760)	$774	$(7,263)	$2,765

Plus:
Share-based compensation expense	742	641	2,954	1,908
Amortization of acquired developed technology and purchased intangible assets	626	929	3,301	3,716
Non-operating costs	—	—	—	242
Restructuring	—	—	—	(38)
Fair value adjustment to deferred revenue	49	—	49	—
Acquisition costs	459	—	459	—

Non-GAAP net income (loss)	$(2,884)	$2,344	$(500)	$8,593

Net income (loss) per share:

GAAP net income (loss) per share	$(0.17)	$0.03	$(0.26)	$0.09

Plus:
Share-based compensation expense	0.03	0.02	0.10	0.07
Amortization of acquired developed technology and purchased intangible assets	0.02	0.03	0.12	0.13
Non-operating costs	0.00	—	0.00	0.01
Restructuring	0.00	0.00	0.00	(0.00)
Fair value adjustment to deferred revenue	0.00	0.00	0.00	0.00
Acquisition costs	0.02	0.00	0.02	0.00

Non-GAAP fully diluted net income (loss) per share	$(0.10)	$0.08	$(0.02)	$0.29

Shares used in computing net income (loss) per share:
Basic	28,248	28,048	28,214	28,263

Diluted	28,248	29,324	28,214	29,293

(a)	GAAP net income (loss) prior period amounts have been adjusted for the retrospective change in accounting principle for commission accounting. See the following section “Impact for Commissions and Revenue Adjustments on Condensed Consolidated Financial Statements” for the effects of the adjustments.

Reconciliation of GAAP to non-GAAP Revenue:

	Three months ended May 31,		Twelve months ended May 31,
	2011	2010	2011	2010
GAAP Revenue	$29,927	$29,617	$116,657	$109,570
Fair value adjustment to deferred revenue	49	—	49	—

Non-GAAP Revenue	$29,976	$29,617	$116,706	$109,570

Non-GAAP Financial Information:

To supplement the company’s condensed consolidated financial statements presented on a GAAP basis, Saba uses non-GAAP financial measures. These measures reflect changes made to exclude or adjust certain charges and expenses for which the company believes that the disclosure of such non-GAAP financial measures is appropriate to enhance an overall understanding of its historical financial performance. The company believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with its historical financial results. In addition, the presentation allows investors to see how management views the operating performance of the company. This non-GAAP information is subject to material limitations and is not intended to be used in isolation or as a substitute for results prepared in accordance with U.S. generally accepted accounting principles.

Additional information concerning the adjustments and exclusions reflected in our non-GAAP financial measures is set forth below.

Share-based Compensation Expense

The company’s non-GAAP financial measures exclude share-based compensation expenses, which consist of expenses for grants of stock options, awards of restricted stock units and purchases of common stock under its Employee Stock Purchase Plan, which Saba began recording under ASC 718-10 (formerly SFAS 123(R)) in the first quarter of fiscal 2007. The Company excludes share-based compensation expenses from our non-GAAP financial measures because the company believes that the information is not a meaningful indicator of the company’s operating performance. Weighted average dilutive shares is computed using the method required by ASC 718-10 (formerly SFAS 123(R)) for both GAAP and non-GAAP diluted net income per share.

Amortization of Acquired Developed Technology and Purchased Intangible Assets

As a result of various acquisitions of companies and technologies, the company has incurred charges for amortization of acquired developed technology and purchased intangible assets. Management excludes these items from our non-GAAP financial measures when evaluating its operating performance because it believes that it provides for better comparability between periods and provides results that are more reflective of the operating performance of the business. Additionally, management believes that excluding these items facilitates comparisons to the results of other companies in our industry, which have their own unique acquisition histories.

Non-Operating Costs

During the third quarter of fiscal year 2010, the company incurred non-operating severance costs related primarily to reorganization in our Marketing and R&D functions. These costs relate to events which, in the company’s view, are not incurred in the ordinary course of operations. The company’s management excludes these costs when evaluating its ongoing performance and/or predicting its earning trends, and therefore excludes these costs when presenting non-GAAP financial measures.

Restructuring

During the third quarter of fiscal year 2009, the company implemented a restructuring program to reduce headcount by approximately 5%. During the first quarter of fiscal year 2010, the company adjusted its estimates related to severance costs. The adjustment is classified as restructuring expense in the statement of operations. Management excludes these items from our non-GAAP financial measures when evaluating its operating performance because it believes that it provides for better comparability between periods and provides results that are more reflective of the operating performance of the business.

Fair Value Adjustment to Deferred Revenue

The company includes revenue associated with deferred revenue from acquistions that was excluded as a result of purchase accounting adjustments to fair value, as required by GAAP, as management believes that it is reflective of ongoing operating results.

Acquisition Related Expenses

As a result of the Comartis Group and Pedagogue Solutions, Inc. acquisitions, the company has incurred charges for legal and accounting costs. Management excludes these items from our non-GAAP financial measures when evaluating its operating performance because it believes that it provides for better comparability between periods and provides results that are more reflective of the operating performance of the business. Additionally, management believes that excluding these items facilitates comparisons to the results of other companies in our industry, which have their own unique acquisition histories.

Impact of Commission and Revenue Adjustments on Condensed Consolidated Financial Statements

	2011
Consolidated Income Statements (in thousands)	Three Months Ended May 31, 2011				For the Year Ended May 31, 2011
	Computed under Prior Method	Impact of Commission Adjustments	Impact of Revenue Adjustments	As Reported	Computed under Prior Method	Impact of Commission Adjustments	Impact of Revenue Adjustments	As Reported
Revenues from subscription	$17,193	$—	$108	$17,301	$64,367	$—	$172	$64,539
Revenues from license	$3,948	$—	$(17)	$3,931	$18,121	$—	$68	$18,189
Revenues from professional services	$7,897	$—	$798	$8,695	$31,169	$—	$2,760	$33,929
Cost of professional services	$6,375	$—	$695	$7,070	$23,341	$—	$1,845	$25,186
Sales and marketing	$13,230	$(457)	$—	$12,773	$44,651	$(946)	$—	$43,705
Income (loss) from operations	$(5,018)	$457	$194	$(4,367)	$(8,152)	$946	$1,155	$(6,051)
Net income (loss)	$(5,411)	$457	$194	$(4,760)	$(9,364)	$946	$1,155	$(7,263)
Basic net income (loss) per share	$(0.19)	$0.02	$0.01	$(0.17)	$(0.33)	$0.03	$0.04	$(0.26)

Diluted net income (loss) per share	$(0.19)	$0.02	$0.01	$(0.17)	$(0.33)	$0.03	$0.04	$(0.26)

Shares used in computing basic net income (loss) per share	28,248	28,248	28,248	28,248	28,214	28,214	28,214	28,214

Shares used in computing diluted net income (loss) per share	28,248	28,248	28,248	28,248	28,214	28,214	28,214	28,214

	2010
Consolidated Income Statements (in thousands)	Three Months Ended May 31, 2010			For the Year Ended May 31, 2010
	As Previously Reported	Impact of Commission Adjustments	As Adjusted	As Previously Reported	Impact of Commission Adjustments	As Adjusted
Sales and marketing	$10,358	$3	$10,361	$33,405	$128	$33,533
Income (loss) from operations	$1,083	$(3)	$1,080	$3,417	$(128)	$3,289
Net income (loss)	$777	$(3)	$774	$2,893	$(128)	$2,765

Basic net income (loss) per share	$0.03	$—	$0.03	$0.10	$—	$0.10

Diluted net income (loss) per share	$0.03	$—	$0.03	$0.10	$—	$0.09

Shares used in computing basic net income (loss) per share	28,048	28,048	28,048	28,263	28,263	28,263

Shares used in computing diluted net income (loss) per share	29,324	29,324	29,324	29,293	29,293	29,293

	May 31, 2011				May 31, 2010
Consolidated Balance Sheets (in thousands)	Computed under Prior Method	Impact of Commission Adjustments	Impact of Revenue Adjustments	As Reported	As Previously Reported	Impact of Commission Adjustments	As Adjusted
Prepaid expenses and other current assets	$3,438	$591	$(618)	$3,411	$1,788	$325	$2,113
Other assets	$2,665	$879	$(770)	$2,774	$1,722	$199	$1,921
Total assets	$113,493	$1,470	$(1,388)	$113,575	$103,444	$524	$103,968
Deferred revenue, current portion	$44,033	$—	$(1,520)	$42,513	$34,435	$—	$34,435
Deferred revenue, less current portion	$4,293	$—	$(1,023)	$3,270	$2,559	$—	$2,559
Accumulated deficit	$(215,700)	$1,470	$1,155	$(213,075)	$(206,336)	$524	$(205,812)